Exhibit 10.112

AGREEMENT ON COOPERATIVE RESEARCH AND DEVELOPMENT

between

Institute of Bioorganic Chemistry, Polish Academy of Sciences

(hereinafter referred to as “RESEARCHERS”)

and

Senetek PLC

831 Latour Court, Suite A

Napa, California 94558 USA

(hereinafter referred to as “SENETEK”)

WHEREAS the RESEARCHERS are performing basic research on brain tumor treatment with interference RNA (iRNA—intervention with RNAi) (the “Treatment”) and are willing to provide to SENETEK information developed by the RESEARCHERS, including any covered by patents and/or patent applications owned by the RESEARCHERS, for possible licensing to and commercialization by SENETEK.

NOW THEREFORE in consideration of above-mentioned premises the parties agree as follows:

Brain Tumor Treatment with lnterference RNA

ARTICLE 1 - DEFINITIONS

AFFILIATES as used herein shall mean any legal entity which, at the EFFECTIVE DATE or during the validity of this Agreement:

•	directly or indirectly controls SENETEK,

•	is under the same direct or indirect control as SENETEK, or

•	is directly controlled by SENETEK

A legal entity is considered controlling another:

•	when it directly or indirectly owns over 50% (fifty percent) of the capital of this legal entity or more than 50% (fifty percent) of the voting rights of its shareholders or associates; or

•	when it has the direct or indirect de facto, directly or indirectly, the power to decide within this legal entity how the affairs shall be conducted.

AGREEMENT as used herein shall mean this agreement and any and all Annexes, appendices and other addenda to it as it may be varied from time to time

TREATMENT as used herein means brain tumor treatment with interference RNA (iRNA intervention with RNAi), developed, in-licensed or otherwise acquired by the RESEARCHERS.

RESEARCHERS as used herein means the aforementioned Institute of Bioorganic Chemistry, Polish Academy of Sciences

PARTY as used herein means any of the PARTIES to this AGREEMENT as the case may be, and all of them when used in plural.

NEW PATENT APPLICATIONS as used herein means patent applications of the RESEARCHERS to be prepared and filed in the name of the RESEARCHERS with technical and financial support of SENETEK, for any aspect of the TREATMENT, and any and all patents issued thereon or having a priority date based thereon.

RESEARCHERS’ PATENTS as used herein means any currently owned patents and patent applications of RESEARCHERS covering TREATMENT, other than NEW PATENT APPLICATIONS.

SUB LICENSEE as used herein means any third parties who may obtain a license from SENETEK to develop and/or commercially exploit the TREATMENT covered by a patent licensed to SENETEK pursuant to this AGREEMENT.

FIRST COMMERCIAL SALE as used herein means the first use of the TREATMENT by a third party under agreement with either SENETEK or its AFFILIATES or SUB LICENSEES.

Brain Tumor Treatment with Interference RNA

NET SALES as used herein means the gross amount invoiced by SENETEK and its AFFILIATES to their customers or by SUB-LICENSEES and their AFFILIATES to their customers, including distributors and third parties, for use of TREATMENT,

VALID CLAIM as used herein means any claim of an issued and unexpired patent or a claim of a pending patent application licensed to SENETEK pursuant to this AGREEMENT which has not been held un-patentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a VALID CLAIM after the date of such reversal.

EFFECTIVE DATE as used herein shall mean the date of the last signature of this AGREEMENT by the PARTIES.

All plurals may be read in the singular and vice versa.

The headings are inserted for convenience only and shall be ignored in construing this AGREEMENT.

ARTICLE 2 - SCOPE OF THE AGREEMENT

2.1	Subject to the terms and conditions of this AGREEMENT, SENETEK shall develop the TREATMENT for commercialization.

2.2	SENETEK will pay royalty related to the NET SALES of TREATMENT to RESEARCHERS as set in the ANNEX I—License Agreement Term Sheet, attached to this AGREEMENT.

ARTICLE 3 - DUTIES OF THE PARTIES

3.1	RESEARCHERS agree that they will not enter into any cooperative research and development agreement with any third party involving any brain tumor treatment with interference RNA without first offering to SENETEK the opportunity to enter into such cooperative research and development agreement instead of such third party on the same terms as those proposed by or to such third party. SENETEK will exercise its right of first refusal within 4 weeks of receiving the proposed cooperative research and development agreement.

3.2	RESEARCHERS represent and warrant to SENETEK that their entering into and performing this AGREEMENT will not violate any agreement or obligation of any of the RESEARCHERS with or to any third party or give rise to any claim by any third party. The RESEARCHERS shall deliver to SENETEK, together with the AGREEMENT signed on their behalf, letters signed by authorized representatives of Ministry of Science and Information (MNII) and any other legal entity with which any of RESEARCHERS are affiliated, waiving any claim against SENETEK related to the subject matter of this AGREEMENT.

Brain Tumor Treatment with Interference RNA

ARTICLE 4 - INTELLECTUAL PROPERTY AND EXPLOITATION OF THE RESULTS

4.1	INVENTIONS THAT MAY BE CREATED UNDER RESEARCH CO-OPERATION OF PARTIES

In the event and on each occasion that development work on the TREATMENT reveals an effect of the TREATMENT that is not covered by RESEARCHERS’ PATENTS and that merits patent protection, the following arrangement shall apply:

(a) the PARTIES shall collaborate in the preparation of documents required for the filing of a patent application on each such invention;

(b) all such patent applications shall be filed and owned by the RESEARCHERS, and SENETEK shall have the right to an exclusive license for use world-wide, for all applications;

(c) each patent application shall include the names of those employees of the PARTIES (as co-inventors) that were responsible for the development of the invention;

(d) the PARTIES will agree on the filing of foreign patent protection;

(e) in case SENETEK executes its right to license a TREATMENT covered by a patent prepared under this Article 5.1, SENETEK will take over the cost of obtaining and maintaining the patent protection of the invention;

(f) the license fee paid by SENETEK for the grant to it of an exclusive license shall take into account the contribution made by SENETEK (both of cash and intellectual property) to the jointly developed invention;

(g) if the RESEARCHERS do not wish to file a patent application covering a jointly developed invention in a certain TERRITORY, SENETEK may file a patent application covering the jointly developed invention in such TERRITORY at its own cost in which case the patent protection obtained shall be owned one hundred percent (100%) by SENETEK.

4.2	All scientific data regarding patent applications will be written by the RESEARCHERS, in English, and will be presented to SENETEK for review and comments. Each patent application will be first filed in the country of origin as a provisional patent application, and within one year it will be filed as PCT in all other territories to be covered.

ARTICLE 5 - CONFIDENTIALITY

5.1	Each receiving PARTY agrees that during the term of this AGREEMENT, it will not, except to the extent authorized by disclosing PARTY in writing, use for any purpose other than those described herein, or publish, disclose or release to any third party, any information regarding the R&D or TESTING conducted on TREATMENT, except as may be required in connection with the filing and prosecution of NEW PATENT APPLICATIONS. Each RESEARCHER, by signing this AGREEMENT, agrees to be bound by all of the terms of this Article 6 with the same effect as if such RESEARCHER were the RESEARCHERS.

Brain Tumor Treatment with Interference RNA

5.2	The above restraints on use, release, and/or disclosure shall not apply to information or effects and applications of TREATMENT which:

•	at the time of delivery or disclosure are known to the receiving PARTY;

•	at the time of delivery or disclosure or subsequent thereto are generally available to the public through no fault of the receiving PARTY;

•

subsequent to the time of delivery or disclosure are independently developed by an employee or agent of the receiving PARTY who does so without reference to or knowledge of the disclosing PARTY’S information or the TREATMENT;

•	subsequent to the time of delivery or disclosure become or are made available to the receiving PARTY by a third party having the lawful right to do so; or

•	subsequent to the time of delivery become subject of another agreement between the PARTIES hereto which permits use, release and/or disclosure.

The PARTY seeking to assert any of the above exceptions shall have the burden of proof.

5.3	The PARTIES shall maintain the obligation of confidentiality for five years after the expiration of this AGREEMENT.

ARTICLE 6 - FORCE MAJEURE

6.1	Neither PARTY shall be liable for failure in performance hereunder if occasioned by any cause beyond the control of the PARTY, such as for example fire, flood, strikes, inevitable accidents, war, embargo, blockade, legal restrictions, governmental relations, etc.

6.2	The occurrence of the Force Majeure shall be notified to the other PARTY in writing within 10 working days and shall be verified by the respective chamber of commerce within further 10 working days at the latest. Each PARTY undertakes to do its utmost in order to re-establish conditions favorable for the performance of this AGREEMENT and shall inform the other PARTY about steps it has taken. The term of this AGREEMENT will be extended by the period the Force Majeure had lasted.

ARTICLE 7 - TERM OF THE AGREEMENT

7.1	This AGREEMENT shall be become effective on the EFFECTIVE DATE and shall continue and remain in effect according to its terms without limitation of time until the expiration of the last VALID CLAIM of any NEW PATENT APPLICATION, unless terminated in accordance with Article 7.2 or 7.3.

7.2	This AGREEMENT can be prematurely terminated by agreement of both PARTIES or may be prematurely terminated by a PARTY upon not less than six months’ prior written notice to the other PARTY.

7.3	A PARTY shall have the right to terminate this AGREEMENT forthwith at any time by notice in writing to the other PARTY if the other PARTY commits a material breach of

Brain Tumor Treatment with Interference RNA

any of the terms of this AGREEMENT and does not within 30 days of receipt of notice of the breach (if the same be capable of remedy) remedy such breach.

7.4	Termination of this AGREEMENT for any reason shall not bring to an end the confidentiality obligations of the PARTIES hereto; and/or the rights and obligations (if any) on each PARTY hereunder.

ARTICLE 8 - DISPUTES

8.1	In the event of any difference or dispute arising between the PARTIES hereto concerning the construction or performance of this AGREEMENT or its validity, the PARTIES shall first consult together in good faith and attempt to settle the matter amicably.

8.2	Any disputes relating to the interpretation, construction, performance or validity of this AGREEMENT which cannot be resolved under Article 10.1 above, shall be referred to a final decision of a panel of three (3) arbitrators (the “Panel”), appointed under and acting in accordance with the Rules of the Arbitration Court of the International Chamber of Commerce in Paris. The seat of the Arbitration Court shall be in Vienna.

8.3	The PARTIES specifically agree that if they are unable in good faith to reach agreement as to any details of the license agreement or agreements referred to in Article 3.5, they shall submit such disagreement to the Panel and request that the Panel determine such disagreement in a manner consistent with ordinary course business practices as applied by reasonable business persons in the industry to which this AGREEMENT relates. Such determination by the Panel shall be treated as a decision of the Panel for all purposes of this Article 10.

8.4	Both PARTIES agree that the decision of the Panel shall be final and binding and that they shall undertake to abide by and execute the award rendered by the arbitrators without delay. The enforcement of such an award may be applied for at any court of competent jurisdiction.

8.5	The AGREEMENT as well as the mutual obligations arising under it shall be exclusively governed by the provisions of the substantive law of Austria.

ARTICLE 9 - GENERAL

9.1	This AGREEMENT constitutes the sole and entire understanding either oral or written on the subject matter of the AGREEMENT. No further agreement or understanding shall be binding upon either PARTY hereto unless in writing signed by both PARTIES. This AGREEMENT shall not be assignable by any of the PARTIES hereto, without prior written consent of the other PARTY.

9.2

The payments properly due to the RESEARCHERS under the AGREEMENT shall in no event be refundable to SENETEK. In the event of termination or expiration of this AGREEMENT SENETEK will pay all and any sums due to RESEARCHERS up to the date of expiration or termination. In the event that SENETEK shall be required to pay a tax on any payment to the RESEARCHERS, it shall deduct the amount of said tax from

Brain Tumor Treatment with Interference RNA

the payment due to the RESEARCHERS and shall provide the RESEARCHERS with a copy of the Certificate of the tax having been paid pursuant to an Agreement on Avoidance of Double Taxation or for other reasons.

9.3	The time periods provided for herein during which a PARTY is permitted or required to take any action shall be tolled and extended for such period of time, if any, as the other PARTY is in breach of any term of this AGREEMENT.

9.4	SENETEK hereby confirms that it has the expertise necessary to make use of any licensed patents…

Brain Tumor Treatment with Interference RNA

IN WITNESS WHEREOF, the PARTIES hereto have caused this AGREEMENT to be executed by their duly authorized representatives in a manner legally binding upon them as of the EFFECTIVE DATE.

Brain Tumor Treatment with Interference RNA

ANNEX 1

LICENSE AGREEMENT TERM SHEET

Term of License:	The term of the Valid Claims of the licensed patent(s).

Licensed Territory:	World-wide.

Scope of License:	Exclusive, for all applications.

Consideration:	Royalty of XXX of Senetek’s or its Affiliates’ Net Sales of licensed TREATMENT

Royalty of XXX of Senetek’s SUB-LICENSEES’ Net Sales of licensed TREATMENT

Sub-licensing/ Assignment:	No limitation

Senetek Covenants:	Validity and enforceability of License Compliance with law in performing License

RESEARCHERS’ Covenants:	Validity and enforceability of License Maintenance and defense of licensed patents

Indemnification:	By Senetek for liability from any non-compliance with law in manufacture, marketing or sale of licensed products.

By the RESEARCHERS for invalidity or unenforceability of licensed patents up to the value of payments received from SENETEK in preceding calendar year.

Termination:	By either Party for material breach by the other Party or insolvency or liquidation of the other Party.

Confidentiality:	Per basic AGREEMENT Agreed press release upon signing

Applicable Law:	Per basic AGREEMENT.

Other Terms:	See Annex 2

Brain Tumor Treatment with Interference RNA

ANNEX2

COMMERCIAL TERMS GOVERNING LICENSE

1. SENETEK will inform RESEARCHERS in writing of the dates of each FIRST COMMERCIAL SALE, within 2 (two) months of occurrence of such FIRST COMMERCIAL SALE.

2. Where TREATMENT is sold in a currency other then US Dollars, the rate of exchange to be used for converting such currency into US Dollars shall be the exchange rate, as published in the Financial Times, at the end of the relevant accounting period.

3. The payments shall be made within 60 days of the end of calendar quarter, and shall be accompanied by a statement which shall show on a country by country basis for the previous quarter all monies due to the RESEARCHERS.

4. The royalty properly due to the RESEARCHERS shall in no event be refundable to SENETEK.

5. In the event that SENETEK shall be required to pay a tax on any payment to the RESEARCHERS, it shall deduct the amount of said tax from the payment due to the RESEARCHERS and shall provide the RESEARCHERS with a copy of the Certificate of the tax having been paid pursuant to an Agreement on Avoidance of Double Taxation or for other reasons.

6. SENETEK shall prepare accounts, which shall include all the elements necessary to precisely calculate the NET ROYALTY within the framework of the AGREEMENT. If necessary these accounts shall be made available once a year with 30 days notice to the RESEARCHERS or an accredited designee of the RESEARCHERS during the term of the AGREEMENT and for one year thereafter. These accounts shall be prepared annually within 90 (ninety) days of the closing date of December 31 of each year which represents the end of SENETEK’s fiscal year.

7. Any sums which remain unpaid within the periods set out hereunder shall be subject to interest of 3% (three percent) over above LIBOR as published in the Financial Times at the end of the relevant accounting period, without prejudice to the RESEARCHERS’ right to terminate the contract in accordance with Article 9 of the present AGREEMENT.

8. The RESEARCHERS shall have the right once a year with 30 days notice to audit or have audited the sales accounts kept by SENETEK. Should there be an audit, an expert accountant shall be appointed by mutual agreement of both PARTIES at the expense of the RESEARCHERS, except that if the amount of installments shown by such audit to be due to the RESEARCHERS exceed the amount actually paid by SENETEK by 5% (five percent), then such expenses shall be paid by SENETEK and any back payments shall be reimbursed with per the Agreement.

9. SENETEK agrees to make reasonable efforts to commercially exploit the TREATMENT, using similar efforts devoted to products of similar nature and similar markets.

10. SENETEK agrees to provide annual reports on the development and exploitation of the TREATMENT.

Brain Tumor Treatment with Interference RNA

11. SENETEK and its AFFILIATES agree not to use the names of the RESEARCHERS, any trademark, distinctive sign or adaptations thereof which belongs to the RESEARCHERS or the names of RESEARCHERS inventors or of any RESEARCHERS agent, on packaging, labeling, advertising or promotional materials for without receiving prior written approval from the RESEARCHERS and the natural person concerned, as the case may be.

12. TREATMENT shall be commercialized by SENETEK, its AFFILIATES and its SUBLICENSEES under their own trademarks. The RESEARCHERS shall have no rights to such trademarks. All administrative authorizations obtained by SENETEK, its AFFILIATES or its LICENSEES for the purpose of manufacturing and/or commercializing the TREATMENT shall be obtained for them. The RESEARCHERS shall claim no rights thereto.

13. SENETEK accepts the obligation to inform by writing the RESEARCHERS of all administrative marketing approvals that it obtains for the purpose of manufacturing and/or commercializing the PRODUCTS no later than 3 (three) months after obtaining such [mal authorizations.

Brain Tumor Treatment with Interference RNA